Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

For Immediate Release

CVS CORPORATION TO ACQUIRE APPROXIMATELY 700 STAND-ALONE

SAV-ON AND OSCO DRUGSTORES IN $2.9 BILLION TRANSACTION

Provides Immediate Market Leadership and Scale in Fast-Growing Southern

California Drugstore Markets; Boosts Market Share in Other Key Markets

Strengthens CVS’ Position as America’s #1 Retail Pharmacy, Operating

6,100 Drugstores in 42 States

Expected To Be Accretive to Earnings and Cash Flow in 2007 and Beyond

WOONSOCKET, RI, JANUARY 23, 2006 – CVS Corporation (NYSE: CVS) today announced that it has entered into a definitive agreement under which it will acquire approximately 700 standalone Sav-on and Osco drugstores, as well as a distribution center located in La Habra, California, from Albertson’s, Inc., for $2.930 billion in cash immediately preceding the planned merger of Albertson’s and Supervalu, Inc. Approximately half of the drugstores are located in southern California, with others in CVS’ existing markets in numerous states across the Midwest and Southwest. CVS will also acquire Albertson’s owned real estate interests in the drugstores for $1.0 billion in cash, and intends to sell these interests at or soon after closing in a sale-leaseback transaction of equivalent value.

Following completion of the transaction, CVS/pharmacy will strengthen its position as the nation’s largest retail pharmacy chain operating 6,100 stores across 42 states and the District of Columbia.

Tom Ryan, Chairman, President and CEO of CVS Corporation, said: “This transaction offers significant long-term strategic and financial benefits. It provides immediate market share leadership in the high-growth, L.A./Orange County and San Diego markets, which are new markets for us, and also strengthens our position in many existing markets in the Midwest and Southwest. We expect the transaction to be accretive to both earnings and cash flow in its first full year.

“The acquisition also provides economies of scale as well as a platform for further growth in California. The stores we have opened there to date are performing well ahead of our expectations. However, finding desirable real estate in southern California is challenging and takes longer than in most other parts of the country. This transaction offers speed-to-market in these fast-growing regions. In addition, we are picking up high-volume stores in our existing states, such as Illinois, Indiana,

Missouri, and Arizona. Most of the market positions we’re gaining are #1 or #2 shares, and these are also large and growing markets. So we are acquiring high-volume stores with valuable real estate. And, importantly, we are gaining talented associates with a track record of operating successful drug stores,” Mr. Ryan concluded.

CVS expects that the acquisition will enable it to achieve annual cost synergies through economies of scale in advertising, distribution and purchasing, as well as other SG&A efficiencies.

Dave Rickard, Chief Financial Officer, said: “We are purchasing very high quality assets at a multiple of about 0.5x sales. We expect this acquisition to be less than 10 cents dilutive to 2006 earnings per share, after integration and non-recurring expenses associated with the transaction. In 2007 we expect the acquisition to be approximately 2 to 4 cents accretive to diluted earnings per share, and in 2008 we expect it to be approximately 5 to 10 cents accretive to diluted earnings per share. The cash flow effects parallel the earnings effects in terms of dilution and accretion.”

CVS expects to finance the transaction with a combination of short- and long-term debt. Closing of the transaction, which is expected to occur in mid-2006, is subject to review under the Hart-Scott-Rodino Act, as well as other customary closing conditions. Further, closing is also conditioned on consummation of the merger between Albertson’s and Supervalu, which is also subject to review under the Hart-Scott-Rodino Act and other customary closing conditions, as well as approval by the shareholders of Albertson’s and Supervalu. Evercore Partners served as financial advisor and Davis Polk & Wardwell served as legal advisor to CVS in this transaction.

CVS will be holding a conference call today for the investment community at 8:30 a.m. (ET) to discuss this transaction. The call will be simulcast on the Company’s website for all interested parties. To access the webcast, visit the Company’s Investor Relations website at http://investor.CVS.com to hear the call live, or to listen to an archive of the call which will be available for a one-week period following the call.

CVS is America’s largest retail pharmacy, operating more than 5,400 retail and specialty pharmacy stores in 37 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Annual Report on Form 10-K for the fiscal year ended January 1, 2005 and in its Quarterly Report on Form 10Q for the fiscal quarter ended October 1, 2005.

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